Exhibit 10.1
FIRST AMENDMENT
to
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of April 13, 2026, by and between Lionsgate Studios Corp. (“Lionsgate”), and Jon Feltheimer (“Feltheimer”).
WHEREAS, Feltheimer is currently employed by Lionsgate as its Chief Executive Officer pursuant to that certain Employment Agreement, entered into as of August 8, 2024, by and between Lions Gate Entertainment Corp. and Feltheimer (the “Employment Agreement”); and
WHEREAS, Lionsgate and Feltheimer desire to amend the Employment Agreement as provided herein.
NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended, effective immediately, as follows:
1.Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“2. Term. Feltheimer’s employment term under this Agreement shall commence on August 1, 2024 (the “Effective Date”) and continue through and including July 31, 2031 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).”
2.    Section 5 of the Employment Agreement is hereby renumbered Section 5A, and a new Section 5B is hereby added to the Employment Agreement to read in its entirety as follows:
“5B.    Stock Price Equity Awards.
(a)Grant of Awards. Per approval of the Compensation Committee on April 13, 2026 (the “Stock Price Award Grant Date”), Feltheimer was granted (i) an option to purchase up to four million five hundred thousand (4,500,000) shares of Lionsgate’s common shares (“Common Shares”) at an exercise price of $11.07 per Common Share (the “Stock Price Option”) and (ii) an award with respect to 666,667 restricted stock units of Lionsgate (the “Stock Price RSU Award” and together with the Stock Price Option, the “Stock Price Awards”).
(b)Stock Price Option. The Stock Price Option shall be subject to both performance-based and service-based vesting requirements as set forth below in this Section 5B(b).
(i)Performance-Based Vesting. The Stock Price Option shall consist of three tranches (each, an “Option Tranche”) as set forth below in this Section 5B(b)(i). The vesting of each Option Tranche is subject to the condition that, on at least one day during the Performance Period, the Average Stock Price of Lionsgate’s Common Shares equals or exceeds the Stock Price Hurdle for that Option Tranche set forth in the table below:

Option Tranche	Stock Price Target	No. of Common Shares Subject to Option Tranche
1	$17.50	2,500,000
2	$20.00	1,000,000
3	$22.50	1,000,000
For avoidance of doubt, if the Stock Price Target for an Option Tranche has not been met as of the last day of the Performance Period, that Option Tranche, to the extent then outstanding, shall terminate on the last day of the Performance Period.
As used in this Section 5B, the following definitions will apply:
•“Average Stock Price” means the average per-share closing price of the Common Shares (as reported on the New York Stock Exchange (“NYSE”) or, if the Common Shares are not then listed on the NYSE, as reported on the principal national securities exchange on which the Common Shares are then listed or admitted to trade) for twenty (20) consecutive trading days. If Lionsgate pays a dividend (other than a stock dividend) during the Performance Period, in determining the Average Stock Price the amount of such dividend (without interest or other earnings factor) shall be added back to the closing price of the Common Shares for each applicable trading day that occurs on or after the first day on which the Common Shares trade on an ex-dividend basis as to that dividend. The Compensation Committee shall reasonably determine the value of any non-cash dividends.
•“Stock Price Target” means, as applied to each Option Tranche, the Stock Price Target set forth in the table above corresponding to that Option Tranche. The Stock Price Target for an Option Tranche will be deemed achieved on the first day (if any) during the Performance Period on which the Average Stock Price equals or exceeds the Stock Price Target applicable to that Tranche. Each Stock Price Target that has not previously been achieved, and the number of Common Shares subject to such Tranche (as to both Option Tranches and RSU Tranches) will be subject to an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the Stock Price Option and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Performance Period. The Compensation Committee’s determination of whether such an adjustment is required (and the extent of any such adjustment) shall be final and binding.

•“Performance Period” means the period commencing on the Stock Price Award Grant Date and ending on the fifth (5th) anniversary of the Stock Price Award Grant Date; provided, however, that the Performance Period is subject to early termination in the event of a Change of Control as provided in Section 5(e) below.
•“Vesting Date” means the fifth (5th) anniversary of the Stock Price Award Grant Date.
(ii)Service-Based Vesting. Notwithstanding any achievement of a Stock Price Hurdle pursuant to Section 5B(b)(i) or any other provision herein or in the Employment Agreement but subject to Section 5(d) below, the vesting of each Option Tranche is subject to Feltheimer’s continued employment with Lionsgate through the Vesting Date.
(c)Stock Price RSU Award. The Stock Price RSU Award shall be subject to both performance-based and service-based vesting requirements as set forth below in this Section 5B(c).
(i)Performance-Based Vesting. The Stock Price RSU Award shall consist of three tranches (each, an “RSU Tranche”) as set forth below in this Section 5B(b)(i). The vesting of each RSU Tranche is subject to the condition that, on at least one day during the Performance Period, the Average Stock Price of Lionsgate’s Common Shares equals or exceeds the Stock Price Hurdle (as defined above, with “RSU Tranche” replacing “Option Tranche” as used in such definition) for that RSU Tranche set forth in the table below:

RSU Tranche	Stock Price Target	No. of Common Shares Subject to RSU Tranche
1	$17.50	370,371
2	$20.00	148,148
3	$22.50	148,148
For avoidance of doubt, if the Stock Price Target for an RSU Tranche has not been met as of the last day of the Performance Period, that RSU Tranche, to the extent then outstanding, shall terminate on the last day of the Performance Period.
(ii)Service-Based Vesting. Notwithstanding any achievement of a Stock Price Hurdle pursuant to Section 5B(c)(i) or any other provision herein or in the Employment Agreement but subject to Section 5(d) below, the vesting of each RSU Tranche is subject to Feltheimer’s continued employment with Lionsgate through the Vesting Date.

(iii)Timing of Payment of RSUs. On or as soon as administratively practical following each vesting of any RSUs subject to the RSU Stock Price Award pursuant to this Section 5B(c) or Section 5B(d)(i) or 5B(e) (and in all events not later than two and one-half months after the applicable vesting date), Lionsgate shall deliver to Feltheimer a number of Common Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by Lionsgate in its discretion, and subject to applicable tax withholding) equal to the number of RSUs that vest on the applicable vesting date.
(d)Termination of Employment. In the event Feltheimer’s employment with Lionsgate terminates at any time prior to the Vesting Date, the following provisions shall apply:
(i)If such termination of Feltheimer’s employment is by Lionsgate without Cause pursuant to Section 9(f), by Feltheimer for Good Reason as provided in Section 9(e)(iv), or due to Feltheimer’s death pursuant to Section 9(b) or his Disability pursuant to Section 9(c), and provided Feltheimer satisfies the requirement to provide a general release of claims in accordance with Section 10(d) (other than in the event of his death), the service-based condition applicable to the Stock Price Option in Section 5B(b)(ii) and the service-based condition applicable to the Stock Price RSU Award in Section 5B(c)(ii) shall be deemed satisfied as of his termination date, and each Stock Price Award shall be held open and eligible to vest to the extent the applicable performance-vesting condition is satisfied prior to the end of the Performance Period (and, in such circumstances, vesting of the applicable Tranche shall occur on the date the applicable performance-based vesting condition is satisfied or, if later, the date of such termination of Feltheimer’s employment); provided, however, that if such termination of Feltheimer’s employment occurs after a Change of Control, the Credited Awards (as defined in Section 5B(e)) shall vest (and, in the case of the Stock Price Option, become exercisable) on the date of such termination of Feltheimer’s employment. Any portion of either Stock Price Award, to the extent outstanding and not vested as of the last day of the Performance Period, shall terminate on the last day of the Performance Period.
(ii)If Feltheimer’s employment with Lionsgate terminates for any reason other than as set forth in Section 5B(d)(i), each Stock Price Award, to the extent outstanding and not vested on the date of such termination of Feltheimer’s employment, shall terminate on his termination date. For the avoidance of doubt, Section 5A(g)(iii) of this Agreement, which provides for the treatment of Feltheimer’s outstanding Lionsgate equity awards in the event of Feltheimer’s Retirement, shall not apply to the Stock Price Awards.

(e)Change of Control. If, at any time during the period beginning on the Stock Price Award Grant Date and ending on the fifth (5th) anniversary of the Stock Price Award Grant Date, a Change of Control occurs: (i) the Performance Period shall end on the date of the Change of Control; and (ii) the Stock Price Option and the Stock Price RSU Award, to the extent outstanding and unvested immediately prior to the Change of Control, shall be eligible to vest as provided in the next sentence with respect to each Tranche of such Stock Price Award as to which the applicable Stock Price Target has previously been achieved or is achieved based on the closing price (in regular trading) for a Common Share on the last trading day before the Change of Control (the “Credited Awards”). Such Credited Awards will vest (and, in the case of the Stock Price Option, become exercisable) on the Vesting Date, subject to Feltheimer’s continued employment with the Company, its successor, or any of their respective subsidiaries or affiliates through such date (subject to earlier vesting if a termination of Feltheimer’s employment described in Section 5B(d)(i) occurs). Any portion of the Stock Price Option and the Stock Price RSU Award that are not eligible to vest after giving effect to the foregoing provisions of this Section 5B(e) shall terminate immediately prior to the Change of Control. In the event that Section 7.2(a) of the Plan applies and the Board or Compensation Committee has not made a provision for the substitution, assumption, exchange, or other continuation or settlement of the Credited Awards, the Credited Awards shall vest immediately prior to the Change of Control. The second sentence of Section 7.2(a) of the Plan is hereby superseded by this provision and shall not apply to the award.
(f)Terms of Awards in General. Each of the Stock Price Awards set forth above in this Section 5B shall be granted in accordance with the terms and conditions of the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the “Plan”). Each of the Stock Price Awards shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lionsgate to evidence grants of the applicable type of award under the Plan, provided that the terms of each such agreement shall be modified as necessary or appropriate to reflect the terms of the award set forth in this Amendment.
(g)No Proportionate or Duplicate Vesting. For purposes of clarity, no proportionate vesting will apply as to any Average Stock Price that falls short of a particular Stock Price Target set forth above in Section 5B(b)(i) or Section 5(c)(i), as applicable. For purposes of clarity, an Option Tranche and an RSU Tranche may vest only one time upon achievement of the applicable Stock Price Target. Any subsequent achievement of that same Stock Price Target shall be disregarded.”
3. Except as expressly modified herein, the Employment Agreement shall remain in full force and effect in accordance with its original terms.
4. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Employment Agreement.
5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

LIONSGATE STUDIOS CORP.

By: /s/ Bruce Tobey
Name: Bruce Tobey
Title: General Counsel

    JON FELTHEIMER

                        /s/ Jon Feltheimer
                            Jon Feltheimer